Exhibit 99.3

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to (i) the inclusion of our opinion letter dated May 17, 2024 to the Board of Directors of SouthState Corporation (the “Company”) as Annex D to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of the Company (the “Registration Statement”) and (ii) the description of our opinion and references to our firm and our opinion included in such Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: June 27, 2024